Exhibit 99.1

Gulf Island Fabrication, Inc. Declares Dividend on Common Stock

HOUMA, La.--(BUSINESS WIRE)--August 2, 2010--Gulf Island Fabrication, Inc. (NASDAQ: GIFI), announced today that its board of directors declared a dividend of $0.01 per share on Gulf Island Fabrication, Inc.’s approximately 14.3 million shares of common stock outstanding.

The dividend was declared during a regular meeting of the board held on July 30, 2010 and is payable September 2, 2010 to shareholders of record on August 16, 2010.

Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms (“TLPs”)), “SPARs,” “FPSOs,” “MinDOCs,” piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, towboats, liftboats, tanks and barges. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and TLP module integration, loading and offloading of jack-up drilling rigs, semi-submersible drilling rigs, TLPs , SPARs, or other similar cargo, onshore and offshore scaffolding, piping insulation services, and steel warehousing and sales.

CONTACT:
Gulf Island Fabrication, Inc.
Kerry J. Chauvin, Chief Executive Officer, 985-872-2100
or
Robin A. Seibert, Chief Financial Officer, 985-872-2100